SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 31, 2007

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

and

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

New Credit Facilities

On May 31, 2007, Northwest Natural Gas Company (“Company” or “NW Natural”) entered into a credit agreement for unsecured revolving loans with JPMorgan Chase Bank, N.A. as administrative agent, and Bank of America, N.A, as syndication agent (“Credit Agreement” or “Facility”). The aggregate amount of the Facility is $250,000,000, with an accordion feature whereby NW Natural may request increases in the aggregate commitment amount up to an additional $150,000,000. The Facility is expected to be used primarily as back-up support to NW Natural’s commercial paper borrowing program.

The Facility will also permit the issuance of letters of credit in an aggregate amount up to $250,000,000 (or up to $400,000,000 based on any increase in the aggregate commitment under the Facility) for the account of NW Natural. Any drawing on a letter of credit will be deemed an advance under the Facility and will bear interest at the rate applicable to Adjusted Base Rate (“ABR”) Loans (as defined in the Credit Agreement). Swingline Loans (as defined) are also available under the Facility on a same day basis to NW Natural in an aggregate amount not exceeding $25,000,000 and in minimum amounts of $1,000,000. NW Natural must repay each Swingline Loan in full upon demand of the lender.

The maturity dates for any individual borrowings under the Facility would be May 31, 2012, subject to additional one-year extensions. NW Natural may prepay any ABR Loan, in a minimum amount of $1,000,000, without premium payment or penalty. NW Natural may prepay a Eurodollar Loan (as defined) but would have to pay breakage and other fees, if applicable.

A condition to the maturity dates extending beyond an initial 364-day term from May 31, 2007 is NW Natural’s receipt of regulatory approval from the Oregon Public Utility Commission (“OPUC”). NW Natural filed an application with the OPUC for approval of the Facility on May 8, 2007. NW Natural expects to secure the required OPUC approval in June 2007.

Under the terms of the Credit Agreement, NW Natural will pay upfront fees, administrative agent fees and annual commitment fees but is not required to maintain compensating bank balances. The interest rates on borrowings under the Facility, if any, are based on the Company’s credit ratings and on then-current market interest rates.

The Facility requires that NW maintain credit ratings with Standard & Poor’s (“S&P”) and Moody’s Investor Services (“Moody’s”) and that NW Natural notify the banks of any change in NW Natural’s senior unsecured debt ratings by such rating agencies. A change in NW Natural’s credit rating is not an event of default, nor is the maintenance of a specific minimum level of credit rating a condition to drawing upon the Facility. However, interest rates on any loans outstanding under the Facility are tied to credit ratings, which would increase or decrease the cost of any outstanding borrowings when ratings are changed.

Interest on any borrowing under the Facility, if any, is payable (a) with respect to any ABR Loan (other than a Swingline Loan), on the last day of each of March, June, September and December and (b) with respect to any Eurodollar Loan, on the last day of the Interest Period (as defined) applicable to the Borrowing (as defined) for which such Loan is a part and, if the Interest Period exceeds three months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such borrowing is required to be repaid. All principal and unpaid interest under the Facility is due and payable on May 31, 2012, subject to additional one-year extensions.

The Credit Agreement requires NW Natural to maintain a consolidated indebtedness to total capitalization ratio of 70 percent or less. Failure to comply with this covenant would entitle the banks to terminate their lending commitments and to accelerate the maturity of all amounts outstanding. NW Natural was in compliance with a similar covenant requiring the maintenance of an indebtedness to total capitalization ratio of 65 percent or less in the prior credit agreements.

Richard G. Reiten, a NW Natural director, is also a director of U.S. Bancorp, the parent corporation of U.S. Bank, National Association, which is a participant in the syndication group.

Item 1.02	Termination of a Material Definitive Agreement

Under the terms of NW Natural’s prior credit agreements with each of JPMorgan Chase Bank, N.A., U.S. Bank, National Association, Bank of America, N.A., Wells Fargo Bank, N.A. and Wachovia Bank, N.A., totaling $200,000,000, each of the credit agreements was in the amount of $40,000,000 and each is available and committed through September 30, 2010.

Effective May 31, 2007, NW Natural terminated the prior credit agreements upon the closing and availability of the new $250,000,000 revolving credit facility, which syndication group includes each of the existing banks plus UBS Securities LLC and Merrill Lynch Bank USA.

There were no outstanding balances on the prior credit agreements, and NW Natural will not incur any early termination penalties upon termination of the prior credit facilities.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits
10.1	Credit Agreement among Northwest Natural Gas Company, JPMorgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. as syndication agent, dated as of May 31, 2007, including Form of Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY
(Registrant)

Dated: June 1, 2007	/s/ DAVID H. ANDERSON
David H. Anderson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description
10.1	Credit Agreement among Northwest Natural Gas Company, JPMorgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. as syndication agent, dated as of May 31, 2007, including Form of Note.